Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

STIPULATIONS

This Confidential Separation Agreement and Release of All Claims (hereinafter referred to as the “Separation Agreement”) is entered into by IRIDEX Corporation (hereafter “Iridex”) and Ronald Steckel (hereafter “Steckel”) (collectively, the “Parties”) to arrange for the separation of Steckel with Iridex on a basis that is satisfactory to the Parties.

A.Steckel does not have any pending lawsuits, charges or claims against Iridex or any of its past or present employees, managers, supervisors, agents, representatives, owners, officers or directors.

B.The purpose of this Separation Agreement is to settle completely and to release Iridex and the other Releasees from any liability regarding each and every claim that Steckel has, or may have, against Iridex and the other Releasees arising out of, or related to, any events occurring prior to the execution of this Separation Agreement.

C.This Separation Agreement does not constitute an admission of liability on the part of Iridex or the other Releasees, or an admission, directly or by implication, that Iridex or the other Releasees have violated any law, rule, regulation or any contractual right or any duty or obligation owed to Steckel.  It is further agreed and understood by all parties that the fact of the settlement cannot be used by any party or any other person to demonstrate or suggest an admission on the part of Iridex or the other Releasees.  Furthermore, Iridex specifically denies that it, or any of the Releasees, has violated any law, rule, regulation or any contractual right or any duty or obligation owed to Steckel.

        /s/ RS       /s/ WMM

R.S.	Iridex

AGREEMENT

For and in consideration of the mutual promises and covenants contained herein, the Parties have agreed and do agree as follows:

1.Steckel is terminated from his employment with the Company on June 3, 2016 (“Separation Date”).  Steckel agrees that as of the Separation Date, Iridex has paid him all wages earned through that date, as well as all accrued but unused vacation/PTO (if any), subject to standard payroll deductions and withholdings.  Steckel further agrees that any benefit he receives through his employment with Iridex shall end as of the Separation Date.

2.As consideration for executing this Separation Agreement and not revoking it, Iridex offers Steckel the following severance benefits pursuant to his Amended and Restated Change in Control Severance Agreement, dated March 30, 2015, attached to this Separation Agreement as Exhibit A (“2015 Severance Agreement”):

a.Iridex will pay Steckel the gross sum of One Hundred Thirty-Seven Thousand Five Hundred Dollars and Zero Cents ($137,500.00), which is equal to Six (6) Months of Steckel’s base salary in effect as of the Separation Date (the “Separation Payment”).  Provided that this Separation Agreement has not been revoked as indicated below, the Separation Payment will be paid in a lump sum on the first regular payroll date that is at least ten (10) business days after the Effective Date of this Separation Agreement as defined below.  All payments under this Agreement shall be subject to withholding for applicable federal, state and other income and/or wage taxes and deductions.  Steckel acknowledges the Separation Payment is not otherwise owed to him in connection with Iridex’s existing policies, procedures and benefit plans.  Steckel further

        /s/ RS       /s/ WMM

2.	R.S.	Iridex

acknowledges that the Separation Payment satisfies Iridex’s severance payment obligation under Paragraph 3(i) of the 2015 Severance Agreement.

b.Iridex will pay Steckel the gross sum of Twenty Eight Thousand, Eight Hundred and Three Cents ($28,800.03), which is intended to reimburse Steckel for twelve (12) months of costs of health coverage (through enrolling in COBRA or otherwise), as part of the separation as set forth in Paragraph 3(ii) of the 2015 Severance Agreement.

c.Iridex will pay Steckel the gross sum of One Hundred Thirty-Six Thousand two Hundred Dollars and Zero Cents ($136,200.00), which is equal to the value of 10,000 Restricted Stock Units at the June 3, 2016 closing stock price of $13.62 (“RSU Cash Payment).  Steckel acknowledges that the RSU Cash Payment satisfies any and all Restricted Stock Unit options owed to him by Iridex.  Steckel further acknowledges that Iridex will tax the RSU Cash Payment at the applicable tax rate.

3.Steckel agrees to pay federal and state taxes, if any, which are required by law to be paid by him with respect to the payment set forth in Paragraph 2, above.  Steckel further agrees to indemnify and hold Iridex harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Iridex for any amounts claimed due on account of this Separation Agreement.

4.Steckel agrees that the payments set forth in Paragraph 2 shall constitute the entire consideration provided to him under this Separation Agreement and that he will not seek any further compensation for any other claim, damage, costs or attorneys’ fees in connection with the matters encompassed in this Separation Agreement, or in connection with his employment with or separation from Iridex.

        /s/ RS       /s/ WMM

3.	R.S.	Iridex

5.Steckel agrees that with the payment made under Paragraph 2 he has received all pay to which he is entitled and has been reimbursed for all business expenses incurred.  Steckel acknowledges that during his employment with Iridex he did not sustain any workplace injuries or illnesses for which he has not already submitted a claim.

6.Steckel expressly waives, releases and forever discharges Iridex and its related or affiliated entities, including parent companies, and its and their past and present officers, managers, supervisors, directors, shareholders, owners, agents, employees, representatives, attorneys and insurers, and Insperity PEO Services, L.P. (collectively, “Releasees”), from each and every claim, whether known or unknown, that Steckel has, or might have, arising out of, or related to, any events occurring up to the execution of this Separation Agreement.  This Separation Agreement contemplates the extinction of all claims, including any and all claims, whether based on contract, personal injury, statute, tort, common law or any other basis or theory, including, without limitation, discrimination claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (ADEA) and other statutory and common law claims such as breach of contract, breach of the covenant of good faith and fair dealing, harassment, violation of public policy, and intentional infliction of emotional distress or claims under any other common law or other theory.  The foregoing statutory and common law theories are recited only as examples.  This release extends to all claims, whether included in the list or not, which may lawfully be released by Steckel.

7.Iridex hereby releases Steckel from any claims concerning his employment with Iridex and arising prior to the Effective Date of this Separation Agreement.  Steckel agrees to cooperate with Iridex and the Releasees regarding any pending or subsequently filed litigation,

        /s/ RS       /s/ WMM

4.	R.S.	Iridex

claims or other disputes involving Iridex and the Releasees that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Steckel agrees (i) to meet with Iridex’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Iridex with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Iridex will reimburse Steckel for reasonable expenses in connection with the cooperation described in this paragraph.

8.Steckel agrees that he will not seek or accept employment with Iridex in the future and that Iridex is entitled to reject without cause any application for employment made by Steckel.

9.No expense, cost or fee (including attorneys’ fees) shall be paid by one party to another hereto.

10.Each party understands that the settlement terms referred to in this Separation Agreement are in lieu of any rights or claims that each party may have against the other, are in full accord, satisfaction and discharge of disputed claims and that, after having consulted legal counsel, they expressly intend to waive all rights under Section 1542 of the California Civil Code, which section has been fully explained to them and is fully understood by them, and which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Steckel further acknowledges that by executing this Separation Agreement, he expressly releases Releasees from all claims or actions, known or unknown, absolute or contingent, arising out of, or related to, any events occurring prior to the execution of this Separation Agreement.

        /s/ RS       /s/ WMM

5.	R.S.	Iridex

11.Steckel further understands and acknowledges that the significance and consequence of this waiver is that even if he should eventually suffer additional damages arising out of the facts alleged by him, or out of any other matter up to the date of this Separation Agreement, he will not be able to make any claim for those damages.  Steckel acknowledges that he consciously intends these consequences, even as to claims for damages that may exist as of the date this Separation Agreement is executed that he does not know exist, and which, if known, would materially affect his decision to execute this Separation Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

12.The parties understand that this Separation Agreement is in full accord, satisfaction and discharge of disputed claims and that this Separation Agreement has been executed with the express intention of effectuating the legal consequences provided for in Section 1541 of the California Civil Code, i.e., the extinguishing of all obligations as herein described.  Section 1541 has been fully explained and is fully understood by the Parties.  Section 1541 reads as follows:

An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

13.Steckel agrees to keep completely confidential and not to disclose or publish to anyone, including, but not limited to, past, present or prospective employees of Iridex, the Separation Agreement or any of its provisions.  If asked, Steckel can reply that the matter has been resolved.  The only exception is that Steckel may disclose the terms of the settlement to his spouse or domestic partner, to any professional tax consultant during the course of said tax consultant’s professional work, to his attorneys, or as required by law.  Before making any disclosure to tax advisers, attorneys or his spouse or domestic partner, Steckel will first obtain an agreement from the person to whom the information is to be disclosed that such person will treat the information confidentially and will make no other disclosures.  If Steckel receives a subpoena requiring

        /s/ RS       /s/ WMM

6.	R.S.	Iridex

disclosure of this Separation Agreement, he shall immediately notify Iridex’s Vice President, Human Resources, of such fact in writing and shall not provide documents or information pertaining to this Separation Agreement until Iridex has had reasonable opportunity to quash said subpoena.  Steckel shall not oppose any motion by Iridex to quash a subpoena requiring disclosure of this Separation Agreement or its terms.  Any disclosure by Steckel which breaches the terms of this paragraph will, if proven, be considered a material breach of this Separation Agreement.

14.The parties hereto agree that in the event of a breach of Steckel’s obligations as set forth in Paragraph 13 above, the damages suffered by Iridex would be impractical or extremely difficult to fix.  By their initials set forth below, the parties acknowledge and agree that the sum of Five Thousand Dollars ($5,000), constitutes a reasonable estimate under the circumstances existing as of the date of this Separation Agreement to establish such actual damages.

15.As of the Separation Date, Steckel represents he has returned to Iridex’s Vice President, Human Resources, the originals and all copies of all confidential materials and documents (including those in electronic form) prepared by or belonging to Iridex or any of its employees which are in Steckel’s possession or control.  If not, Steckel agrees that he will do so on or before the Effective Date of this Separation Agreement.

16.It is further expressly understood and agreed that this Separation Agreement shall be binding upon and will inure to the benefit of Steckel’s heirs, successors, assigns, executors and administrators, and shall be binding upon and will inure to the benefit of the successors and assigns of Releasees.

17.By signing this Separation Agreement, Steckel acknowledges that:

a.He has twenty-one (21) days in which to consider signing this Separation Agreement;

        /s/ RS       /s/ WMM

7.	R.S.	Iridex

b.Any changes, whether material or immaterial, to this Separation Agreement do not restart the twenty-one (21) day period;

c.He has carefully read and fully understands all of the terms of the Separation Agreement;

d.He, through this Separation Agreement, understands that the release of claims described in this Separation Agreement extends to matters that have occurred up until his signature to this Separation Agreement and to matters that are contemplated by this Separation Agreement, including his termination of employment;

e.He knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement;

f.He intends to be legally bound by this Separation Agreement;

g.He understands that discrimination claims, including claims under the Age Discrimination in Employment Act of 1967, are waived by this Separation Agreement;

h.He has been advised and hereby is advised in writing to consult with an attorney of his choice prior to signing this Separation Agreement; and

i.He agrees that the payment in Paragraph 2 is in addition to anything to which he was otherwise entitled.

18.Steckel understands that he has a full seven (7) calendar days following the execution of this Separation Agreement to revoke this Separation Agreement and has been and hereby is advised in writing that this Separation Agreement shall not become effective or enforceable until the revocation period has expired.  The eighth (8th) calendar day following Steckel’s execution of this Separation Agreement, and his delivery of the Separation Agreement to Iridex’s Vice President, Human Resources, shall be the Effective Date of this Agreement.

        /s/ RS       /s/ WMM

8.	R.S.	Iridex

Steckel further understands and expressly agrees that if he seeks to revoke within seven (7) calendar days following his execution of this Separation Agreement, such revocation must be in writing and transmitted to Iridex in care of its Vice President, Human Resources, Stacie Rodgers, 1212 Terra Bella Ave, Mountain View, CA 94043.

19.Steckel warrants and represents that he has not made or caused to be made any assignments of any claim or cause of action that he has or may have in the future against Releasees.  Steckel further agrees to indemnify Releasees for any and all claims whatsoever for relief, demands, actions or causes of action, including any costs, expenses, attorneys’ fees or liability resulting from any such assignment of any claim or cause of action, that he has or may have made.

20.Steckel warrants that he has not incurred medical expense for any conditions caused by Defendant’s alleged conduct as of the date of this release and therefore no conditional payments have been made by Medicare.  Steckel will indemnify, defend and hold Releasees harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown.  This settlement is based upon a good faith determination of the parties to resolve a disputed claim. The parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The parties resolved this matter in compliance with both state and federal law. The parties made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms.

21.Steckel fully understands that if any fact(s) with respect to this Separation Agreement as executed, or his prior treatment by, relationship or dealings with Releasees, be found hereinafter to be other than or different from the fact(s) now believed by him to be true, he expressly accepts and assumes the risk of such possible difference of fact(s) and/or belief and agrees that this Separation Agreement shall be and remain effective notwithstanding such

        /s/ RS       /s/ WMM

9.	R.S.	Iridex

difference in fact(s) and/or belief.  Steckel agrees that the consideration set forth above fully compensates him for said risks and that he will have no legal recourse against Releasees in the event a fact or belief for which he assumes the risk occurs.

22.Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Separation Agreement.

23.This Separation Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said state.

24.This Separation Agreement contains the entire agreement between the parties relating to the rights herein granted, the obligations herein assumed and supersedes any and all previous negotiations, agreements and/or understandings of any kind relating to the subject matter hereof.  It is understood by the parties hereto that the terms of this Separation Agreement, or any specific clause herein, shall not be construed against the party responsible for drafting the language in question.  Any oral representations or modifications concerning this instrument shall be of no force or effect.  This Separation Agreement can be modified only in the form of a writing signed by the parties hereto.

25.It is further understood and agreed that this Separation Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes.

26.Having been given the opportunity to consult counsel or having consulted counsel, and having read the foregoing and understood and agreed to the terms of this Separation

        /s/ RS       /s/ WMM

10.	R.S.	Iridex

Agreement, consisting of eleven (11) typewritten pages (including signature pages), the Parties hereby voluntarily sign this Separation Agreement.

27.If Steckel wishes to provide prospective employers with verification of his employment with Iridex, he will direct such prospective employers to contact Iridex’s Vice President, Human Resources.  If contacted by prospective employers of Steckel, Iridex will only disclose Steckel’s dates of employment and positions and indicate that it is corporate policy not to reveal any additional information.  Iridex will not indicate that Steckel is not eligible for rehire or anything negative about Steckel.

Dated:  June 13, 2016/s/ RONALD STECKEL______________________

RONALD STECKEL

IRIDEX CORPORATION

Dated: June 15, 2016______	By: /s/ WILLIAM M. MOORE_________________

Its: President and Chief Executive Officer_________

        /s/ RS       /s/ WMM

11.	R.S.	Iridex